Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of As Seen on TV, Inc. on Form S-8 (No. 333-187739) and Form S-4 (No. 333-185688) of our report dated June 28, 2013, on our audits of the consolidated financial statements as of March 31, 2013 and 2012 and for each of the years in the two-year period ended March 31, 2013, which report is included in this Annual Report on Form 10-K to be filed on or about June 28, 2013. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

/s/ EisnerAmper LLP

Edison, NJ

June 28, 2013